Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of this Registration Statement on Form S-8 of our report dated September 16, 2026, with respect to the consolidated financial statements of Aeluma, Inc. and Subsidiary for the years ended June 30, 2026 and 2025.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

September 18, 2026